Exhibit 4.3

FIRST AMENDING AGREEMENT to the Amended and Restated Credit Agreement dated as of July 20, 2011 entered into in the City of Montreal, Province of Quebec, as of June 14, 2013.

AMONG:	VIDÉOTRON LTÉE, a company constituted in accordance with the laws of Quebec, having its registered office at 612 St. Jacques Street, 18th floor, in the City of Montreal, Province of Quebec (hereinafter called the “Borrower”)

PARTY OF THE FIRST PART

AND:	THE LENDERS, AS DEFINED IN THE CREDIT AGREEMENT (the “Lenders”)

PARTIES OF THE SECOND PART

AND:	ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 200 Bay Street, 12th floor, South Tower, Royal Bank Plaza, in the City of Toronto, Province of Ontario (hereinafter called the “Agent”)

PARTY OF THE THIRD PART

AND:	HSBC BANK PLC, AS FINNVERA FACILITY AGENT, a bank governed by the laws of England and Wales, having a place of business at 8 Canada Square, Canary Wharf, London, UK, E14 5HQ (hereinafter called the “Finnvera Facility Agent”)

PARTY OF THE FOURTH PART

WHEREAS the parties hereto are parties to an Amended and Restated Credit Agreement dated as of July 20, 2011 (the “Credit Agreement”);

WHEREAS the Borrower has requested certain amendments to the Credit Agreement to extend the Term of the Revolving Facility, to provide for the possibility of future facilities and other matters; and

WHEREAS the Lenders have unanimously agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 18.14 and 18.15 of the Credit Agreement, as evidenced by the signature of each Lender and of the Agent on this Agreement;

2.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.	INTERPRETATION

All of the words and expressions which are capitalized herein shall have the meanings ascribed to them in the Credit Agreement unless otherwise indicated herein.

II.	AMENDMENTS

1. Subsection 1.1.48 of the Credit Agreement (definition of “Debt”) is amended by adding the following sentence at the end of the subsection:

“Finally, for the purpose of calculating the Leverage Ratio only, the amount of cash and Cash Equivalents of the Relevant Group on the date of determination shall be deducted from the amount of any Debt (for greater certainty, other than Debt under the Revolving Facility or any other revolving facility not resulting in a permanent reduction of such Debt) required to be repaid following the issuance of an irrevocable repayment notice, if and only to the extent that such Debt would have been included in the computation of the Leverage Ratio.”

2. Subsection 1.1.64 of the Credit Agreement (definition of “Facility”) is amended by adding a reference to the “New Facility” in the subsection. Accordingly, the subsection now provides as follows:

“1.1.64 “Facility” means the Revolving Facility, the Finnvera Term Facility or a New Facility, and “Facilities” means all of them.”

3. Subsection 1.1.76 (definition of “Guarantors”) is hereby amended by moving the reference to Section 9.3 from the third line and fourth lines to the first line. Consequently, subsection 1.1.76 now provides as follows:

“1.1.76 “Guarantors” means, subject to the provisions of Section 9.3, Le SuperClub Vidéotron ltée, Videotron US Inc., 9227-2590 Quebec Inc., 9230-7677 Quebec Inc., Videotron G.P., Videotron L.P., Vidéotron Infrastructures Inc., 8487782 Canada Inc. (formerly known as Jobboom Inc.), and all of the wholly-owned Subsidiaries of the Borrower and the Guarantors created or acquired after the Closing Date. A list of the Guarantors and of all of the members of the VL Group as of the Closing Date is provided in Schedule “L” hereto.”

3.

4. Subsection 1.1.97 of the Credit Agreement (definition of “Margin”) is amended by deleting the table and replacing it by the following:

Leverage Ratio	Standby Fee	Prime Rate/US Base Rate plus	Stamping Fees / LC Fees
x ≥4.50	0.525%	1.625%	2.625%
4.50> x ≥4.00	0.450%	1.25%	2.25%
4.00> x ≥3.50	0.400%	1.00%	2.00%
3.50> x ≥2.50	0.350%	0.75%	1.75%
2.50> x ≥1.50	0.290%	0.45%	1.45%
x <1.50	0.265%	0.325%	1.325%

5. A new subjection 1.1.104 is hereby added to the Credit Agreement as follows. All other subsections are renumbered accordingly:

“1.1.104 “New Facility” means one or more credit facilities created from time to time as permitted under Section 2.3 and benefitting from the Security, such credit facility being similar in nature and purpose to the Finnvera Term Facility.”

6. Subsection 1.1.144 (now 1.1.145) of the Credit Agreement (definition of “Term”) is amended by deleting the date “July 19, 2016”, and replacing it with “July 19, 2018”. Consequently, subsection 1.1.144 (now 1.1.145) now provides as follows:

“1.1.145 “Term” means, with respect to the Revolving Facility, the period commencing on the Closing Date and terminating on July 19, 2018, and with respect to the Finnvera Term Facility, the period commencing on November 13, 2009 and terminating on the “Maturity Date” as defined in Schedule “P”.”

7. The title to and introductory paragraph of Section 2.3 is amended to make reference to a New Facility. Consequently, the title now will be “2.3 Incremental Commitments and Facilities”, and the introductory paragraph now provides as follows:

“The Borrower may, on up to three occasions (with a minimum of $25,000,000 of New Commitments each time, but without any minimum for a New Facility) during the Term of the Revolving Facility, by written notice to the Agent, elect to request an increase to the existing Commitments, other than commitments under a New Facility (any such increase, the “New Commitments”) or elect to create a New Facility, in accordance with the provisions of this Section.”

4.

8. Subsections 2.3.1 to 2.3.6 of the Credit Agreement are amended and replaced by the following subsections 2.3.1 to 2.3.7, to take into account the possible creation of a New Facility:

“2.3.1 The aggregate amount of any such New Commitments and available commitments under any New Facility shall not exceed an amount equal to $75,000,000 minus (a) the aggregate undrawn Tranche A Credit, (b) the principal amount under the Term Loan (as each such term in clause (a) above and in this clause (b) is defined in Schedule “P”), and (c) the amount of any previous New Commitments and New Facility (in each case, drawn and undrawn) that remain in effect. The notice shall specify the date (the “Increased Amount Date”) on which the Borrower proposes that the New Commitments or New Facility shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Agent. The notice in respect of New Commitments shall provide that the Borrower is first offering the opportunity to provide each New Commitment to the then-existing Lenders, who may accept same on a pro rata basis or as they may otherwise agree. Any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment.

2.3.2 The existing Lenders shall advise the Agent within 10 Business Days following receipt of the Borrowers’ request for New Commitments as to the extent, if any, to which they wish to provide the New Commitments, and the Agent shall so advise the Borrower. The Borrower shall then identify each Person that is an Eligible Assignee (each, a “New Lender”) to whom the Borrower proposes any portion of such New Commitments not accepted by an existing Lender be allocated and the amounts of such allocations, within 2 Business Days from receipt of the Agent’s notice referred to in the preceding sentence.

2.3.3 The New Commitments and any New Facility shall become effective as of the Increased Amount Date, provided that (a) no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to such New Commitments or New Facility; (b) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 12.11 as of the last day of the most recently ended fiscal quarter after giving effect to such New Commitments or New Facility; (c) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Guarantors, the New Lenders and the Agent, each of which shall be recorded in the Register (as defined in Section 16.3), and each New Lender shall be subject to the requirements set forth in Section 7.3; (d) the New Facility shall be effected pursuant to one or more amendments referred to in subsection 2.3.7, (e) the Borrower shall make any payments required pursuant to Section 7.4 in connection with the New Commitments; and (f) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.

5.

2.3.4 On or before the Increased Amount Date (with effect as of the Increased Amount Date), subject to the satisfaction of the foregoing terms and conditions, (a) with respect to all New Commitments, each of the Lenders shall assign to each of the New Lenders, who shall purchase same, at the principal amount thereof (together with accrued interest), such interests in the Loan Obligations under the Revolving Facility outstanding on the Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loan Obligations under the relevant Facility will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (b) each New Commitment and commitment under a New Facility shall be deemed for all purposes a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for all purposes, a Loan Obligation under the Facilities, (c) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto, and (d) each Lender under a New Facility shall become a Lender with respect to the New Facility and all matters relating thereto.

2.3.5 The Agent shall notify the Lenders, promptly upon receipt, of the Borrower’s notice of the Increased Amount Date, the New Commitments and New Lenders in respect thereof, and any New Facility, as well as the effect of same as contemplated by the preceding paragraph.

2.3.6 The terms and provisions of the New Commitments under the Revolving Facility and New Advances thereunder shall be identical to the terms and provisions of the Loan Obligations, except in respect of any upfront fees or other similar fees to be paid in respect of New Commitments under the Revolving Facility. The terms and provisions of the New Commitments and New Advances not intended to simply be increases in the amount of the Revolving Facility shall be identical to the terms and provisions of the Loan Obligations, except as they relate to pricing, term, and amortization and repayment. For greater certainty, in respect of any increase contemplated in the first two sentences above, no additional Fees shall be payable in respect of any then-existing Commitments. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the provisions of this Section 2.3.

6.

2.3.7 With respect to any New Facility and notwithstanding any other provision of this Agreement to the contrary, only the Borrower, the applicable lenders and agents under such New Facility and the Agent shall enter into an amendment to this Agreement to reflect all changes necessary or appropriate, in the opinion of the Agent, as a result of such New Facility, without the need to obtain the signatures of each of the existing Lenders to such amendment.”

9. Section 9.3 of the Credit Agreement is amended by inserting a cross-reference to subsection 9.1.1 in the second sentence and by adding two new sentences at the end. Consequently, Section 9.3 now provides as follows:

“9.3	Guarantors – Exception

After the Closing Date, any member of the VL Group may create or acquire one or more Subsidiaries that are or are not wholly-owned by a member of the VL Group, including as a result of its participation in a joint venture with another Person. Such Subsidiary shall not be required to provide a Guarantee pursuant to subsection 9.1.1 or the Security, provided that the absence of such Guarantee does not cause the Borrower to breach the provisions of Section 12.12 at the time of the creation or Acquisition or at any time thereafter, and shall not be considered a Guarantor. If such Subsidiary is wholly-owned, it will be a member of the VL Group. In addition, the Borrower may at any time request to the Agent that one or more of its Subsidiaries (each, a “Released Guarantor”) shall cease to be considered a Guarantor and that its Guarantee provided pursuant to subsection 9.1.1 and its Security be discharged and terminated if the following conditions are satisfied on the effective date on which such Released Guarantor shall so cease to be considered a Guarantor (the “Release Date”): (i) the release of the Released Guarantor as a Guarantor on the Release Date shall not cause the Borrower to breach the provisions of Section 12.12, (ii) no Default or Event of Default exists on the Release Date, and (iii) contemporaneously with the Release Date, all existing Guarantees granted by the Released Guarantor in respect of obligations of the Borrower under Additional Offerings permitted by paragraphs (f) and (g) of Section 13.7, and unsecured Debt permitted by paragraph (i) of Section 13.7, shall also be terminated substantially contemporaneously. In the event that a Released Guarantor ceases to be considered a Guarantor by satisfying all of the conditions of the previous sentence of this Section 9.3, the Security on the property of such Released Guarantor and the Guarantee given by it pursuant to subsection 9.1.1 shall be discharged and terminated by the Agent without any requirement to obtain the consent of the Lenders (and such Person shall thereafter cease to be considered a Guarantor).”

7.

10. Section 12.13 of the Credit Agreement is amended by inserting the words “Subject to Section 9.3,” at the beginning of the section. Consequently, Section 12.13 now provides as follows:

“12.13 Maintenance of Security

Subject to Section 9.3, it shall take all necessary steps to preserve and maintain in effect the rights of the Agent and the Lenders, as well as any collateral agent designated by the Agent, pursuant to the Security Documents, together with any renewals thereof or additional documents creating Charges that may be required from time to time. In addition, if any new Subsidiary of any member of the VL Group is created or Acquired, or if a Person otherwise becomes a member of the VL Group, then subject to Section 9.3, such Subsidiary will provide Security of the nature described in Article 9, together with such legal opinions as may be reasonably requested by the Agent.”

11. Section 13.3 of the Credit Agreement is deleted and replaced by the following:

“13.3	Asset Dispositions

The VL Group shall not permit an Asset Disposition of all or any part of their property or assets (whether presently held or subsequently acquired), other than sales at fair market value (provided that any single transaction or series of transactions during the period from June 14, 2013 until the end of the Term of the Revolving Facility that involve property having an aggregate fair market value of less than $25,000,000 and a value per transaction of less than $5,000,000 shall not have to be disposed of at fair market value), and, in such case, only if at the time of the proposed Asset Disposition, (a) there is no Default or Event of Default hereunder and the proposed Asset Disposition will not cause such a Default or Event of Default, and (b) the amount of (A) EBITDA of the VL Group generated during the preceding 12 months by the assets comprised in any such Asset Disposition, plus (B) the aggregate 12-month trailing EBITDA of the VL Group generated by all other assets comprised in all previous Asset Dispositions made since the Closing Date (calculated as of the date of the applicable Asset Disposition), does not exceed 15% of the EBITDA of the VL Group for the 12 months ending on the last day of the month immediately preceding the date of the proposed Asset Disposition; provided that the scheduled Asset Disposition of the VL Group for which a letter of intent has been executed on May 1st , 2013, which generated less than 1% of EBITDA of the VL Group for the financial year 2012, shall be considered a permitted Asset Disposition under this Section 13.3 and shall be excluded from any present or future computation of the aggregate amount in paragraph (b) above; provided further that the VL Group shall be permitted to make (i) dispositions of inventory in the ordinary course of business, (ii) dispositions of

8.

machinery, equipment, spare parts and materials, appliances or vehicles, if same are no longer necessary or useful to the operation of the business or have become obsolete, worn out, surplus, damaged or unusable, as well as the non-material assets listed in Schedule “I” consisting of surplus real estate of the VL Group, which are excluded from the Security and not subject to any Charge thereunder, and (iii) Asset Dispositions between members of the VL Group to the extent that the Borrower complies with the provisions of Section 12.12. In the event of any Asset Disposition permitted under this Section 13.3 to a Person other than a member of the VL Group, (i) the Security on the assets so disposed of shall be discharged by the Agent without any requirement to obtain the consent of the Lenders and, (ii) in the case of any such Asset Disposition made in respect of 100% of the Equity Interests of a Guarantor, the Security on the property of such Guarantor and the Guarantee given by it pursuant to subsection 9.1.1 shall also be discharged and terminated by the Agent without any requirement to obtain the consent of the Lenders (and such Person shall thereafter cease to be considered a Guarantor). In addition, any member of the VL Group shall be permitted to dispose of Back-to-Back Preferred Shares in order to repay Back-to-Back Debt, and shall also be permitted to dispose of property as part of a Tax Benefit Transaction, provided that (A) no Default or Event of Default exists at the time and (B) disposing of such Back-to-Back Preferred Shares or property as part of a Tax Benefit Transaction will not cause a Default or an Event of Default.”

12. Section 13.7 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

“13.7	Debt and Guarantees

Incur or assume Debt, provide Guarantees or render itself liable in any manner whatsoever, directly or indirectly, for any Indebtedness or obligation whatsoever of another Person, except (a) hereunder for the purposes set forth in Section 3.1; (b) that a member of the VL Group may provide financial assistance to another member of the VL Group to the extent that the Borrower complies with the provisions of Section 12.12; (c) unsecured Debt not exceeding $75,000,000 under the Tranche B Finnvera credit agreement entered into among the Borrower, HSBC Bank plc, The Toronto-Dominion Bank, Credit Suisse and Sumitomo Banking Corporation of Canada dated as of November 13, 2009; (d) in connection with Debt incurred or assumed that is secured by Permitted Charges, and within the limits applicable thereto; (e) in connection with Back-to-Back Transactions and Tax Benefit Transactions including by way of unsecured daylight loans; (f) that the Borrower may incur or assume unsecured Debt by way of Additional Offerings, and that a member of the VL Group may provide unsecured Guarantees in respect of obligations of the Borrower under any such Debt outstanding at any time, to the

9.

extent that the Borrower complies with the applicable Leverage Ratio calculated on a pro forma basis and, subject to the provisions of Section 9.3, such member has provided a Guarantee under subsection 9.1.1 or provides such a Guarantee contemporaneously with its Guarantee in relation to the Additional Offering; (g) unsecured Debt by way of Additional Offerings incurred by the Borrower before the Closing Date and listed in Schedule “H” and including, subject to Section 9.3, unsecured Guarantees by members of the VL Group in respect of obligations of the Borrower under such Debt outstanding at any time; (h) the Borrower may borrow Subordinated Debt from Quebecor Media Inc. in a principal amount outstanding from time to time of up to $500,000,000, with interest at a rate not exceeding the greater of (y) the three month bankers’ acceptance rate quoted on Reuter’s Services, page CDOR, as at approximately 10:00 a.m. on such day plus 3.0% per annum, or (z) 7% per annum (together with interest accrued thereon or paid in kind, the “QMI Subordinated Debt”); (i) additional unsecured Debt of up to $100,000,000; (j) in connection with other Subordinated Debt; (k) unsecured daylight loans incurred in connection with Tax Consolidation Transactions, provided that prior to incurring the daylight loan made at the initiation of any Tax Consolidation Transaction in a minimum amount of $75,000,000, the Agent shall have been informed by the Borrower of the incurrence of such daylight loan; and (l) unsecured Debt in respect of daylight loans in the ordinary course of business for cash management purposes; provided that, with respect to any of the matters described in paragraphs (c) to (i) above inclusive, (A) no Default or Event of Default exists at the time, (B) incurring or assuming such Debt (including by way of providing such Guarantee) will not cause a Default or Event of Default, and (C) on a pro forma basis, the incurrence or assumption of such Debt would not reasonably be expected to cause the Borrower to breach any of its covenants under Section 12.11 hereof.”

13. Section 18.15 of the Credit Agreement is amended to refer to Section 9.3. Consequently, Section 18.15 now provides as follows:

“18.15 Authorized Waivers, Variations and Omissions

If so authorized in writing by the Lenders in accordance with the provisions of Section 18.14, the Agent, on behalf of the Lenders, may grant waivers, consents, vary the terms of this Agreement and the Security Documents and do or omit to do all acts and things in connection herewith or therewith. Notwithstanding the foregoing, except with the prior written agreement of (a) each of the Lenders with Commitments in the Facility being amended (or in respect of which a waiver is requested, each such Lender an “Affected Lender”), nothing in Section 18.14 or this Section 18.15 shall authorize (i) any extension of the date for, or decrease in the amount of, any payment of principal, interest or other amounts or (ii) any extension

10.

of any maturity date not applicable to all Facilities, and (b) each of the Lenders, nothing in Section 18.14 or this Section 18.15 shall authorize (i) any change (other than an extension) of the date for, increase in the amount of, or change in the currency or mode of calculation or computation of any payment of principal, interest or other amount (including the amount of the Revolving Facility, the Finnvera Term Facility or any New Facility, except as provided in Section 2.3), (ii) any extension of any maturity date applicable to all Facilities, (iii) any change in the terms of Article 18, (iv) any change in the manner of making decisions among the Lenders including the definition of Majority Lenders and Required Lenders-Acceleration, (v) the release of the Borrower or any Guarantor, except as provided herein with respect to permitted Asset Dispositions or as contemplated in Sections 9.3 and 13.1, (vi) the release, in whole or in part, of any of the Security Documents or the Security constituted thereby, except as provided herein with respect to permitted Asset Dispositions (in Section 13.3) or as contemplated in Sections 9.3 and 13.1, (vii) any change in or any waiver of the conditions precedent provided for in Article 10 or (viii) any amendment to this Section 18.15. Waivers of Events of Default not requiring the unanimous consent of the Lenders may be granted by the Majority Lenders or, for Events of Default requiring a waiver in the circumstances described in (a) above, the Affected Lenders (and not by the Required Lenders-Acceleration).

In addition, no amendment to or waiver of (A) Section 4.2 shall be made without the consent of the Issuing Lenders, (B) Section 4.3 shall be made without the consent of the Swing Line Lender, and (C) the definition of “Defaulting Lender” without the consent of the Agent, the Finnvera Agent, the Issuing Lender and the Swing Line Lender.”

III.	AMENDMENTS TO SCHEDULE P

Following the British Bankers’ Association’s announced decision to discontinue LIBOR fixing for a number of currencies (including the Canadian dollar), the Borrower and the Foreign Tranche A Lenders have agreed that there will no longer be any appropriate or reasonable method to establish the Tranche A LIBOR for a Tranche A LIBOR Advance Amount or Tranche A Designated Period. In compliance with the provisions of Section 3.9 of Schedule P, the Borrower and the Foreign Tranche A Lenders (with the consent of Finnvera) hereby agree to substitute, on a permanent basis, for the duration of the Tranche A Facility, the interest applicable to Tranche A Advances made by Foreign Tranche A Lenders from Tranche A LIBOR to Tranche A CDOR, such substitution to take effect on the Effective Date (but, in any event, no later than June 14, 2013 which correspond to the last Banking Day prior to the next Tranche A Rollover Date). Consequently and as of such Tranche A Rollover Date:

11.

1. Section 3.2 of Schedule P is amended by removing thereunder the concept whereby the Tranche A Advances made by a Foreign Tranche A Lender shall be in the form of Tranche A LIBOR Advances. Consequently, Section 3.2 of Schedule P shall now provide as follows:

“3.2	Type of Tranche A Advances

Tranche A Advances made by a Domestic Tranche A Lender or Foreign Tranche A Lender in accordance with Section 3.6 of this Schedule P shall be in the form of Tranche A CDOR Advances.”

2. Exhibit “P-6” of Schedule P is hereby amended (i) by deleting the following defined terms: “Tranche A LIBOR”, “Tranche A LIBOR Advance Amount”, “Tranche A LIBOR Advances” and “Tranche A LIBOR Basis” (collectively, the “Deleted Defined Terms”), and (ii) by amending the other defined terms set forth therein which include or make reference to any one or more of the Deleted Defined Terms (collectively, the “Other Defined Terms”) by deleting the inclusion of or reference to such Deleted Defined Terms and any accessory text relating thereto from the definitions of the Other Defined Terms such that such Other Defined Terms shall be read as if such Deleted Defined Terms and such accessory text relating thereto are unwritten.

After giving effect to the above, (i) each reference in Schedule P to (x) any one or more of the Deleted Defined Terms, (y) any accessory text relating strictly to any such Deleted Defined Terms or relating partly to any such Deleted Defined Terms (in which case, only to such partial extent), and (z) any Articles, Sections, Exhibits and Schedules relating strictly to any such Deleted Defined Terms or relating partly to any such Deleted Defined Terms (in which case, only to such partial extent) and any accessory text thereof, and (ii) each Article, Section and Exhibit relating strictly to any such Deleted Defined Terms or relating partly to any such Deleted Defined Terms (in which case, only to such partial extent), if any, shall be deemed unwritten; provided that nothing in this Section shall modify, by virtue of any deletions made pursuant to this Section, the numerical references of any other Articles, Sections or Exhibits of Schedule P.

IV.	EFFECTIVE DATE AND CONDITIONS

1. This First Amending Agreement shall become effective as of June 14, 2013 (the “Effective Date”), subject to the fulfilment of all conditions precedent set out herein.

2. On the Effective Date, the Credit Agreement shall be modified by the foregoing amendments. The parties hereto agree that the changes to the Credit Agreement set out herein and the execution hereof shall not constitute novation and all the Security shall continue to apply to the Credit Agreement, as amended hereby, and all other obligations secured thereby. Without limiting the generality of the foregoing and to the extent necessary, (i) the Lenders and the Agent reserve all of their rights under each of the Security Documents, and (ii) each of the Borrower and the Guarantors obligates itself again in respect of all present and future obligations under, inter alia, the Credit Agreement, as amended hereby.

12.

3. The Borrower shall pay all fees and costs, including (a) the fees referred to in the Borrower’s request letter dated May 13, 2013, and (b) legal fees associated with this Agreement incurred by the Agent as contemplated and restricted by the provisions of Section 12.14 of the Credit Agreement.

4. The Borrower shall provide the opinion of its counsel, in form and substance acceptable to the Agent and the Lenders’ counsel, with respect to the power, capacity, and authority of the Borrower and each of the Guarantors to enter into or intervene in this First Amending Agreement and to perform its obligations hereunder, with respect to the enforceability of this First Amending Agreement in accordance with its terms, and with respect to the continued enforceability (unaffected hereby) of all of the Security.

5. All of the representations and warranties of the Borrower contained in Article 11 of the Credit Agreement (except where qualified in Article 11 as being made as at a particular date) are true and correct on and as of the Effective Date as though made on and as of the Effective Date.

V.	MISCELLANEOUS

1. All of the provisions of the Credit Agreement that are not amended hereby shall remain in full force and effect.

2. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec.

3. The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

VIDÉOTRON LTÉE

/s/ Marie-Josée Marsan
Name: Marie-Josée Marsan Title: Vice President Finance and Chief Financial Officer

/s/ Chloé Poirier
Name: Chloé Poirier Title: Treasurer

ROYAL BANK OF CANADA, as Agent

/s/ Rodika Dutka
Name:	Rodika Dutka
Title:	Manager, Agency

THE REVOLVING FACILITY LENDERS:

ROYAL BANK OF CANADA, as Lender		NATIONAL BANK OF CANADA

/s/ Pierre Bouffard		/s/ Luc Bernier
Name:	Pierre Bouffard	Name:	Luc Bernier
Title:	Authorized Signatory	Title:	Director

/s/ Bruno Lévesque
Name:	Name:	Bruno Lévesque
Title:	Title:	Director

THE TORONTO-DOMINION BANK	BANK OF MONTREAL

/s/ (signature)	/s/ Martin Stevenson
Name:	Name:	Martin Stevenson
Title:	Title:	Director

/s/ (signature)
Name:
Title:

BANK OF AMERICA, N.A., Canada Branch		CANADIAN IMPERIAL BANK OF COMMERCE

/s/ Medina Sales de Andrade		/s/ Alain Longpré
Name:	Medina Sales de Andrade	Name:	Alain Longpré
Title:	Vice President	Title:	Executive Director

/s/ Anissa Rabia-Zeribi
Name:	Name:	Anissa Rabia-Zeribi
Title:	Title:	Executive Director

THE BANK OF NOVA SCOTIA		CITIBANK, N.A., Canadian Branch

/s/ Rob King		/s/ Isabelle F. Côté
Name:	Rob King	Name:	Isabelle F. Côté
Title:	Managing Director	Title:	Authorized Signatory

/s/ Eddy Popp
Name:	Eddy Popp
Title:	Director

CAISSE CENTRALE DESJARDINS	LAURENTIAN BANK OF CANADA

/s/ (signature)	/s/ Jean-François Morneau
Name:	Name:	Jean-François Morneau
Title:	Title:

/s/ (signature)	/s/ Sophie Boucher
Name:	Name:	Sophie Boucher
Title:	Title:

HSBC BANK CANADA	GOLDMAN SACHS LENDING PARTNERS LLC

/s/ (signature)	/s/ Rebecca Kratz
Name:	Name:	Rebecca Kratz
Title:	Title:

Name:	Name:
Title:	Title:

MIZUHO CORPORATE BANK, LTD.		BANK OF TOKYO – MITSUBISHI UFJ (CANADA)

/s/ W.M. McFarland		/s/ (signature)
Name:	W.M. McFarland	Name:
Title:	Senior Vice President Canada Branch	Title:

/s/ (signature)
Name:	Name:
Title:	Title:

ICICI BANK CANADA		SUMITOMO MITSUI BANKING CORPORATION OF CANADA

/s/ Arup Ganguly		/s/ E.R. Langley
Name:	Arup Ganguly	Name:	E.R. Langley
Title:	Vice President – Corporate Banking	Title:	Senior Vice President

/s/ Leslie Mathew
Name:	Leslie Mathew	Name:
Title:	Assistant Vice President – Corporate Banking	Title:

HSBC BANK PLC, as Finnvera Facility Agent

/s/ Mark Looi
Name:	Mark Looi
Title:	Director 38368A

THE FINNVERA TERM FACILITY LENDERS:

HSBC BANK PLC		THE TORONTO-DOMINION BANK

/s/ Mark Looi		/s/ Vince Chang
Name:	Mark Looi	Name:	Vince Chang
Title:	Director 3836A	Title:	Managing Director

/s/ Sumit Paliwaz
Name:	Sumit Paliwaz
Title:	Director

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

/s/ E.R. Langley
Name:	E.R. Langley
Title:	Senior Vice President

The undersigned acknowledge having taken cognizance of the provisions of the foregoing First Amending Agreement and agree that the Guarantees and Security executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Guarantees and Security Documents in connection with the Credit Agreement as defined above, and as amended hereby:

LE SUPERCLUB VIDÉOTRON LTÉE		9227-2590 QUÉBEC INC.

/s/ Jean-François Pruneau		/s/ Marie-Josée Marsan
Name:	Jean-François Pruneau	Name:	Marie-Josée Marsan
Title:	Vice President, Finance	Title:	Vice President Finance and Chief Financial Officer

/s/ Marie-Josée Marsan		/s/ Marie-Josée Marsan
Name:	Marie-Josée Marsan	Name:	Marie-Josée Marsan
Title:	Vice President Finance and Chief Financial Officer	Title:	Vice President Finance and Chief Financial Officer

VIDEOTRON US INC.		9230-7677 QUÉBEC INC.

/s/ Marie-Josée Marsan		/s/ Marie-Josée Marsan
Name:	Marie-Josée Marsan	Name:	Marie-Josée Marsan
Title:	Vice President Finance and Treasurer	Title:	Vice President Finance and Chief Financial Officer

VIDEOTRON L.P., represented by its general partner 9230-7677 Québec Inc.		VIDEOTRON G.P.

/s/ Marie-Josée Marsan		/s/ Chloé Poirier
Name:	Marie-Josée Marsan	Name:	Chloé Poirier
Title:	Vice President Finance and Chief Financial Officer	Title:	Treasurer

VIDÉOTRON INFRASTRUCTURES INC.		8487782 CANADA INC.

/s/ Marie-Josée Marsan		/s/ Marie-Josée Marsan
Name:	Marie-Josée Marsan	Name:	Marie-Josée Marsan
Title:	Vice President Finance and Chief Financial Officer	Title:	Vice President Finance and Chief Financial Officer